Exhibit 10 (g) (iv)
AMENDMENT NUMBER THREE
TO THE
HARRIS CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), has heretofore adopted and maintains the Harris Corporation Supplemental Executive Retirement Plan, as amended and restated effective March 1, 2003 (the “Plan”);
     WHEREAS, the Corporation, by action of the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”), has the authority to amend the Plan pursuant to Section 8.1 of the Plan;
     NOW, THEREFORE, pursuant to the power of amendment contained in Section 8.1 of the Plan, the Plan is hereby amended, solely with respect to amounts deferred after December 31, 2004, effective as of the date set forth at the end hereof in the following respect:
     1.0 The following Section 4.1(d) is added to the Plan immediately after Section 4.1(c):
4.1(d) Other Deferrals. To the extent that any award or payment under the Harris Corporation 2000 Stock Incentive Plan, the Harris Corporation 2005 Equity Incentive Plan or any successor thereto, that is excluded from the definition of Compensation is to be deferred pursuant to action of the Compensation Committee, the amount which is so deferred shall be credited to the Account of the affected Participant, and the Compensation Committee shall determine the extent to which the Participant shall be vested in the balance of his or her Account attributable to such amount. Notwithstanding anything to the contrary herein, a Participant whose Account is credited with an amount pursuant to this Section 4.1(d) may make separate elections under Sections 6.3 and 6.7 of the SERP with respect to the balance of his or her Account attributable to such amount at the time and in the manner permitted by the Committee.
     2.0 Section 5.1 of the Plan is hereby amended and restated in its entirety to read as follows:
5.1 Establishment of Accounts. An Account shall be established on the books of the Corporation in the name of and on behalf of each Participant. A Participant’s Account shall be credited in an amount equal to (i) the Compensation the Participant elected to defer pursuant to Section 4.1 and related Matching Pre-Tax Contributions, (ii) awards or payments that are deferred pursuant to Section 4.1(d), (iii) the Profit Sharing Contribution that was not made to the Retirement Plan because of limitations imposed under Sections 401(a)(17) and 415 of the Code, (iv) any special awards granted to the Participant pursuant to Section 4.2, (v) any amount permitted to be credited to the Participant’s Account by the Committee pursuant to Section 4.3, and (vi) any deemed investment gains and losses determined pursuant to Section 5.2.
     IN WITNESS WHEREOF, Harris Corporation has caused this instrument to be executed by its duly authorized officer on this 19_ day of April, 2007.

HARRIS CORPORATION
By:	/s/ Charles J. Greene
	Name:	Charles J. Greene
	Title:	Vice President, Tax and Treasurer

Attest:

/s/ Scott T. Mikuen
Corporate Secretary